Exhibit 10.1

FEDERAL HOME LOAN BANK OF DALLAS

2020 EXECUTIVE INCENTIVE PLAN

FEDERAL HOME LOAN BANK OF DALLAS
2020 EXECUTIVE INCENTIVE PLAN
TABLE OF CONTENTS
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Section 7.9	Action by Bank	10
Section 7.10	Severability	11
Section 7.11	Information to be Furnished by a Participant	11
Section 7.12	Binding on Successors	11
APPENDIX I 2020 Performance Period AWARDS & GOALS		11
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Article I
INTRODUCTION

Section 1.1 Purpose. The purpose of the Federal Home Loan Bank of Dallas 2020 Executive Incentive Plan (the “Plan”) is to attract, retain and motivate executive officers of the Federal Home Loan Bank of Dallas (the “Bank”) and to focus their efforts on achieving the Bank’s business goals while maintaining the Bank’s safety and soundness. The Plan is a cash-based incentive plan that provides award opportunities based on achievement of specified performance goals.
Section 1.2 Effective Date. The “Effective Date” of the Plan is January 1, 2020.
Section 1.3 Administration. The Plan will be administered by the Compensation & Human Resources Committee (the “Committee”) of the Bank’s Board of Directors (the “Board”). The Committee, from time to time, may adopt any rules and procedures it deems necessary or desirable for the proper and efficient administration of the Plan that are consistent with the terms of the Plan. Any notice or document required to be given or filed with the Committee will be properly given or filed if delivered to or mailed by registered mail, postage paid, to the General Counsel, Federal Home Loan Bank of Dallas, 8500 Freeport Parkway South, Suite 100, Irving, TX 75063.
Section 1.4 Supplements. The provisions of the Plan may be modified by supplements to the Plan only if in writing and approved by the Board. The terms and provisions of each supplement are a part of the Plan and supersede any other provisions of the Plan to the extent necessary to eliminate any inconsistencies between the supplement and any other Plan provisions.
Section 1.5 Definitions. The following terms are defined in the Plan in the following Sections:

Term	Plan Sections
Annual Award	3.3(a)
Award	3.1
Bank	1.1
Board	1.3
Committee	1.3
Deferral Performance Period	3.1
Deferred Award	3.3(b)
Disability	3.4(d)(i)
Effective Date	1.2
Extraordinary Occurrences	3.1(c)
FHFA	3.5(b)
Award Payment	3.1(c)

Participant	2.1
Stretch	3.2(b)(iii)
Performance Goals	3.2
Performance Period	3.1
Plan	1.1
Reduction in Force	3.4(d)(ii)
Reorganization	3.5(b)
Target	3.2(b)(ii)
Threshold	3.2(b)(i)

Article II

PARTICIPATION

Section 2.1 Eligibility and Participation. Participation in the Plan is limited to those officers of the Bank that are voting members of the Executive Management Committee, each a Participant in the plan. Chief Administrative Officer will maintain the tier assignments.

Article III
AWARDS

Section 3.1 Awards. At the beginning of each Performance Period, the Board will make an “Award” to eligible Participants. As described in this Article, Awards will be Annual Awards (as defined in subsection 3.3(a)) and Deferred Awards (as defined in subsection 3.3(b)). Each Award will be equal to a percentage of the Participant’s annual base salary, as described in Appendix I to the Plan. A “Performance Period” is the one-calendar year period over which an Annual Award can be earned and vested pursuant to subsection 3.3(a). A “Deferral Performance Period” is the three-calendar year period over which a Deferred Award can be earned and vested pursuant to subsection 3.3(b). A Deferral Performance Period begins on the January 1st immediately following the applicable Performance Period.
(a) Award Notification. Participants will be notified by the Bank of an Annual Award and a Deferred Award.
(b) Award Levels. Participants will receive Awards for each Performance Period based on their position with the Bank as described in Appendix I to the Plan.

(c) Award Payment. The Award Payment is the amount of an earned and vested Annual Award and Deferred Award (or, in the case of 2019, the amount of the Gap Year Award earned under the 2017 Omnibus Incentive Plan, based on the achievement of the performance factors applicable to those awards), as adjusted based upon the level at which the Performance Goals have been achieved, that is ultimately paid to a Participant under the Plan and the 2017 Omnibus Incentive Plan. The Board, in its discretion, may consider Extraordinary Occurrences when assessing performance results and determining Award Payments. “Extraordinary Occurrences” mean those events that, in the opinion and discretion of the Board, are outside the significant influence of the Participant or the Bank and are likely to have a significant unanticipated effect, whether positive or negative, on the Bank’s operating and/or financial results. The award payment can not exceed 100% of the participants’ base compensation.
Section 3.2 Performance Goals. “Performance Goals” are the performance factors established by the Board for each Performance Period and Deferral Performance Period as set forth in Appendix I to the Plan, which are taken into consideration in determining the value of an Annual Award or Deferred Award. The Board may adjust the Performance Goals to ensure the purposes of the Plan are served.
(a) Establishment of Performance Goals. Performance Goals for Performance Periods and Deferral Performance Periods will be communicated to Participants after they have been established by the Board.
(b) Achievement Level. Generally, three achievement levels will be defined for each Performance Goal in determining how much of an Award is earned.
(i) Threshold. The “Threshold” achievement level is the minimum achievement level accepted for a Performance Goal.
(ii) Target. The “Target” achievement level is aligned to satisfactory business results.
(iii) Stretch. The “Stretch” achievement level is achievement that substantially exceeds the Target achievement level.
Some goals may have only a Target and/or a Stretch achievement level and in some instances a goal might be Pass/Fail.
(c) Interpolation. Achievement levels between Threshold and Target and between Target and Stretch will be interpolated in a consistent manner as determined by the Committee.
(d) Considerations in Establishing Performance Goals. In determining appropriate Performance Goals and the relative weight assigned to each Performance Goal, the Committee will:

(i) Balance risk and financial results in a manner that does not encourage Participants to expose the Bank to imprudent risks;
(ii) Make such determination in a manner designed to ensure that Participants’ overall compensation is balanced and not excessive in amount and that the Annual Awards and Deferred Awards are consistent with the Bank’s policies and procedures regarding such compensation arrangements; and
(iii) Monitor the success of the Performance Goals and weighting established in prior years and make appropriate adjustments in future calendar years as needed so that payments appropriately incentivize Participants, appropriately reflect risk and align with regulatory guidance.
Section 3.3 Earning and Vesting of Awards for Participants.
(a) Earning and Vesting of Annual Awards. Fifty percent of the combined Annual Award and Deferred Award will become earned and vested on the last day of the Performance Period, provided the following requirements are met (an “Annual Award”):
(i) The applicable Performance Goals for the Performance Period are satisfied;
(ii) The Participant received a performance rating for the Performance Period of at least “Meets Expectations” in their individual performance rating; and
(iii) The Participant is actively employed on the last day of the Performance Period, unless otherwise provided in subsection 3.4(b) or 3.4(c) or Section 3.5.
(b) Earning and Vesting of Deferred Awards. The remaining 50 percent of the combined Annual Award and Deferred Award will become earned and vested on the last day of the Deferral Performance Period, provided the following requirements are met (a “Deferred Award”):
(i) The applicable Performance Goals for the Deferral Performance Period are satisfied;
(ii) The Participant received at least a “Meets Expectations” performance rating for the final year of the Deferral Performance Period; and
(iii) The Participant is actively employed on the last day of the Deferral Performance Period, unless otherwise provided in subsection 3.4(b) or 3.4(c) or Section 3.5.
(c) Calculation of Awards. The calculation of Annual Awards and Deferred Awards will be calculated in accordance with Appendix I to the Plan.

Section 3.4 Effect of Termination of Service.
(a) In General. If a Participant incurs a Termination of Service for any reason other than a reason set forth in subsection 3.4(b) or 3.4(c) or Section 3.5, the Participant’s Unvested Award will be forfeited effective as of the date of such Termination of Service.
(b) Termination Due to Death or Disability.
(i) Notwithstanding the provisions of Section 3.3 and subsection 3.4(a), if a Participant incurs a Termination of Service due to death or Disability during a Deferral Performance Period, then the Participant’s Deferred Award for all years of the three-year Deferral Performance Period will be treated as earned and vested based on the assumption the Bank would have achieved the applicable Performance Goals at the Target achievement level for the Deferral Performance Period.
(ii) Notwithstanding the provisions of Section 3.3 and subsection 3.4(a), if a Participant incurs a Termination of Service during a Performance Period due to death or Disability, any Annual Award which has not been earned and vested for the year of the Participant’s Termination of Service due to death or Disability, will be treated as earned and vested for the portion of the Performance Period during which the Participant was employed based on the assumption the Bank would have achieved the Performance Goals at the Target achievement level for the Performance Period.
(c) Termination Due to a Reduction in Force.
Notwithstanding the provisions of Section 3.3 and subsection 3.4(a), if a Participant incurs a termination of service during a Performance Period or Deferral Performance Period due to a termination by the Bank without Cause due to a Reduction in Force:
An Annual Award will be treated as earned and vested for the portion of the Performance Period during which the Participant was employed to the extent the Performance Goals for the Performance Period are satisfied. Payment of any Award will be made according to the normal scheduled date. A Deferred Award will be treated as fully earned and vested upon completion of the three-year Performance Period.
(d) Definitions.
(i) “Disability” is defined as per the Bank’s Long-term Disability Plan.
(ii) “Reduction in Force” means an involuntary termination of service of a Participant pursuant to the Bank’s Reduction in Workforce Policy.

Section 3.5 Effect of Reorganization.
(a) Notwithstanding the provisions of Sections 3.3 and 3.44, if a Reorganization of the Bank occurs, then any portion of an Annual Award will be paid on a pro-rated basis while any Deferred Award which has not otherwise become earned and vested as of the date of the Reorganization will be treated as 100 percent earned and vested effective as of the date of the Reorganization based on the assumption the Bank would have achieved the Performance Goals at the Target achievement level for the Performance Period and/or the Deferral Performance Period. Any interest accrued on the Deferred Award through the Reorganization date will be added to the Award Payment.
(b) “Reorganization” of the Bank will mean the occurrence at any time of any of the following events:
(i) The Bank is merged or consolidated with or reorganized into or with another bank or other entity, or another bank or other entity is merged or consolidated into the Bank;
(ii) The Bank sells or transfers all, or substantially all of its business and/or assets to another bank or other entity; or
(iii) The liquidation or dissolution of the Bank.
The term “Reorganization” shall not include any Reorganization that is mandated by federal statute, rule, regulation, or directive, including 12 U.S.C. § 1421, et seq., as amended, and 12 U.S.C. § 4501 et seq., as amended, and which the Director of the Federal Housing Finance Agency (the “FHFA”) (or successor agency) has determined should not be a basis for accelerating vesting under this Plan, by reason of the capital condition of the Bank or because of unsafe or unsound acts, practices, or condition ascertained in the course of the FHFA’s supervision of the Bank or because any of the conditions identified in 12 U.S.C. § 4617(a)(3) are met with respect to the Bank (which conditions do not result solely from the mandated reorganization itself, or from action that the FHFA has required the Bank to take under 12 U.S.C. § 1431(d)).
Section 3.6 Payment of Awards.
(a) Payments Related to Termination of Service. The following provisions apply to Awards payable as a result of a termination of service.
(i) In the event of a termination of service due to death or Disability, 100 percent of an Award will be paid in a single sum within 75 days of the date of termination of service.
(ii) In the event of a termination of service due to termination by the Bank without Cause due to a Reduction in Force, payment of an Award will be made in a single sum within 75 days following the end of the Performance Period or Deferral Performance Period, as applicable. Notwithstanding the foregoing, in the event of a Reduction in Force, a Participant must execute the severance agreement offered by the Bank in order to be eligible to receive payment.
(b) Payments Not Related to a Termination of Service. Award Payments which become vested for reasons other than a termination of service, will be paid in a single sum within 75 days following the end of the Performance Period or Deferral Performance Period, as applicable.
(c) Notwithstanding the foregoing provisions of this Section, Awards will be paid upon approval by the Board, and after review of the calculations by the FHFA. However, in the event of a Reorganization, Award Payments will be made in a single sum on the date on which the Reorganization occurs.
Section 3.7 Reduction or Forfeiture of Awards.
(a) Any Awards not yet paid may be reduced or eliminated, if any actual losses or other measures or aspects of performance are realized which would have caused a reduction in the amount of the Awards.       NOTE: Executives are responsible for completing employee performance reviews within 45 days of the notification date announced by Human Resources. Failure to adhere to the designated performance review deadline, will result in an Executive being assessed a 10% reduction in their incentive award payout.
(b) Notwithstanding any other provision of the Plan, if during the most recent examination of the Bank by the FHFA, the FHFA identified an unsafe or unsound practice or condition that is material to the financial operation of the Bank within the Participant’s area(s) of responsibility and such unsafe or unsound practice or condition is not subsequently resolved in favor of the Bank, then all of a Participant’s vested and unvested Awards will be forfeited. Any future payments for a vested Award will cease and the Bank will have no further obligation to make such payments.
(c) By resolution, the Board may reduce or eliminate an Award that is otherwise earned under this Plan but not yet paid, if the Board finds that a serious, material safety-soundness problem, or a serious, material risk-management deficiency exists at the Bank, or if: (i) operational errors or omissions result in material revisions to the financial results, information submitted to the FHFA, or data used to determine incentive payouts; (ii) submission of material information to the SEC, Office of Finance, and/or FHFA is significantly past due, or (iii) the Bank fails to make sufficient progress, as determined by the Board, in the timely remediation of significant examination, monitoring and other supervisory findings.

Article IV
ADMINISTRATION

Section 4.1 Appointment of the Committee. The Committee, or a duly authorized officer or officers of the Bank empowered by the Committee to act on its behalf under subsection 4.2(c), will be responsible for administering the Plan, and the Committee will be charged with the full power and the responsibility for administering the Plan in all its details; provided that the power to determine eligibility pursuant to Article II is reserved to the Board.
Section 4.2 Powers and Responsibilities of the Committee. The Committee will have all powers necessary to administer the Plan, including the power to construe and interpret the Plan document; to decide all questions relating to an individual’s continued eligibility to participate in the Plan; to determine the amount, manner and timing of any distribution of benefits under the Plan; to resolve any claim for benefits in accordance with Article V, and to appoint or employ advisors, including legal counsel, to render advice with respect to any of the Committee’s responsibilities under the Plan. Any construction, interpretation, or application of the Plan by the Committee will be final, conclusive and binding.
(a) Records and Reports. The Committee, or a duly authorized officer or officers of the Bank empowered by the Committee to act on its behalf under subsection 4.2(c), will be responsible for maintaining sufficient records to determine each Participant’s eligibility to participate in the Plan.
(b) Rules and Decisions. The Committee may adopt such rules as it deems necessary, desirable, or appropriate in the administration of the Plan. All rules and decisions of the Committee will be applied uniformly and consistently to all Participants in similar circumstances. When making a determination or calculation, the Committee will be entitled to rely upon information furnished by a Participant, the Bank or the legal counsel of the Bank.
(c) Delegation. The Committee may authorize one or more officers or employees of the Bank to perform administrative responsibilities on its behalf under the Plan. Any such duly authorized officer will have all powers necessary to carry out the administrative duties delegated to such officer by the Committee.
Section 4.3 Income and Employment Tax Withholding. The Bank will withhold from payments to Participants of their Awards, to the extent required by law, all applicable federal, state, city and local taxes.
Section 4.4 Plan Expenses. The expenses incurred for the administration and maintenance of the Plan will be paid by the Bank.

Article V
BENEFIT CLAIMS

While a Participant need not file a claim to receive his or her benefit under the Plan, if he or she wishes to do so, a claim must be made in writing and filed with the Committee. If a claim is denied, the Committee will furnish the claimant with written notice of its decision. A claimant may request a full and fair review of the denial of a claim for benefits by filing a written request with the Committee.
Article VI
AMENDMENT AND TERMINATION OF THE PLAN

Section 6.1 Amendment of the Plan. The Bank, acting through the Board, may amend the Plan at any time in its sole discretion. Notwithstanding the foregoing, the Bank may not amend the Plan to reduce a Participant’s Award as determined on the day preceding the effective date of the amendment or to otherwise retroactively impair or adversely affect the rights of a Participant.
Section 6.2 Termination of the Plan. The Bank, acting through the Board, may terminate the Plan at any time in its sole discretion. Absent an amendment to the contrary, Plan benefits that were earned and vested prior to the termination will be paid at the times and in the manner provided for by the Plan at the time of the termination.
Article VII
MISCELLANEOUS

Section 7.1 Governing Law. Except to the extent superseded by laws of the United States, the laws of Texas will be controlling in all matters relating to the Plan without regard to the choice of law principles therein. The Plan and all Awards are intended to comply, and will be construed by the Bank in a manner in which they are exempt from or comply with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent there is any conflict between a provision of the Plan or an Award and a provision of Code Section 409A, the applicable provision of Code Section 409A will control.
Section 7.2 Headings and Gender. The headings and subheadings in the Plan have been inserted for convenience of reference only and will not affect the construction of the Plan provisions. In any necessary construction, the masculine will include the feminine and the singular the plural, and vice versa.

Section 7.3 Spendthrift Clause. No benefit or interest available under the Plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or attachment by creditors of a Participant, either voluntarily or involuntarily.
Section 7.4 Counterparts. This Plan may be executed in any number of counterparts, each one constituting but one and the same instrument, and may be sufficiently evidenced by any one counterpart.
Section 7.5 No Enlargement of Employment Rights. Nothing contained in the Plan may be construed as a contract of employment between the Bank and any person, nor may the Plan be deemed to give any person the right to be retained in the employ of the Bank or limit the right of the Bank to employ or discharge any person with or without cause.
Section 7.6 Limitations on Liability. The individual members of the Board will, in accordance with the Bank’s by-laws, be indemnified and held harmless by the Bank with respect to any alleged breach of responsibilities performed or to be performed hereunder. In addition, notwithstanding any other provision of the Plan, neither the Bank nor any individual acting as an employee or agent of the Bank will be liable to a Participant for any claim, loss, liability or expense incurred in connection with the Plan, except when the same has been affirmatively determined by a court order or by the affirmative and binding determination of an arbitrator, to be due to the gross negligence or willful misconduct of that person.
Section 7.7 Incapacity of Participant. If any person entitled to receive a distribution under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless a prior claim for the distribution has been made by a duly qualified guardian or other legal representative), then, unless and until a claim for the distribution has been made by a duly appointed guardian or other legal representative of the person, the Committee may provide for the distribution to be made to any other individual or institution then contributing toward or providing for the care and maintenance of the person. Any payment made for the benefit of the person under this Section will be a payment for the account of such person and a complete discharge of any liability of the Bank and the Plan.
Section 7.8 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying on the evidence considers pertinent and reliable, and signed, made or presented by the proper party or parties.
Section 7.9 Action by Bank. Any action required of or permitted by the Bank under the Plan will be by resolution of the Board or by a person or persons authorized by resolution of the Board.

Section 7.10 Severability. In the event any provisions of the Plan are held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and endorsed as if the illegal or invalid provisions had never been contained in the Plan.
Section 7.11 Information to be Furnished by a Participant. A Participant, or his or her beneficiary, must furnish the Committee with any and all documents, evidence, data or other information the Committee considers necessary or desirable for the purpose of administering the Plan. Benefit payments under the Plan are conditioned on a Participant (or beneficiary) furnishing full, true and complete data, evidence or other information to the Committee, and on the prompt execution of any document reasonably related to the administration of the Plan requested by the Committee.
Section 7.12 Binding on Successors. The Plan will be binding upon and inure to the benefit of the Bank and its successors and assigns, and the successors, assigns, designees and estates of a Participant. The Plan will also be binding upon and inure to the benefit of any successor organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan will preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another organization which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of a Participant’s rights under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization or transfer of assets. Upon such a merger, consolidation, reorganization or transfer of assets and assumption of Plan obligations of the Bank, the term “Bank” will refer to such other organization and the Plan will continue in full force and effect.

(As revised and approved by the Board of Directors on February 27, 2020.)

APPENDIX I
2020 Performance Period AWARDS & GOALS

A. Incentive Opportunities

	TOTAL INCENTIVE AS % OF COMPENSATION			ANNUAL INCENTIVE AS % OF COMPENSATION			DEFERRED INCENTIVE AS % OF COMPENSATION

	Threshold	Target	Maximum	Threshold	Target	Maximum	Threshold	Target	Maximum
CEO	50%	75%	100%	25%	37.5%	50%	25%	37.5%	50%

Tier 1 - SEO	30%	50%	70%	15%	25%	35%	15%	25%	35%
Tier 2 – SEO	30%	60%	80%	15%	30%	40%	15%	30%	40%

B. 2020 Performance Goals
Information in this section of Appendix I relating to individual performance goals has been excluded and will be disclosed in the Registrant’s periodic filing following the completion of the 2020 Performance Period.

C. Deferred Performance Goals
If the following “Safety and Soundness” Goals are achieved, the deferral is paid in full with an additional annual compounding interest rate of 6% applied to the deferred awards: (i) no material risk-management deficiency exists at the Bank; (ii) no operational errors or omissions result in material revisions to the financial results, information submitted to the FHFA, or data used to determine incentive payouts; (iii) no submission of material information to the SEC, Office of Finance, and/or FHFA is significantly past due; (iv) the Bank makes sufficient progress, as determined by the Board, in the timely remediation of significant examination, monitoring and other supervisory findings; and (v) the Bank has sufficient capital to pay dividends and repurchase member stock.